Exhibit 4(c)

                           NOTICE OF EXERCISE OF
                          AUTOMATIC STOCK OPTION
                         -------------------------


          I hereby notify Amdahl Corporation (the "Corporation")
that I elect to purchase                      shares of the
Corporation's common stock par value of $0.05 per share (the
"Purchased Shares") at the option exercise price of $       per
share (the "Exercise Price") pursuant to that certain option (the "Option") granted to me under the Corporation's 1994 Stock Incentive Plan on ___________, 199_ to purchase up to 5,000 shares of the Corporation's common stock.

          Concurrently with the delivery of this Exercise Notice to the Secretary of the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special Immediate Sale procedure specified in my agreement to effect payment of the Exercise Price for any Purchased Shares in which I am vested at the time of exercise.




Date                                                   Optionee

                              Address:




Print name in exact manner
it is to appear on the
stock certificate:


Address to which certificate
is to be sent, if different
from address above:




Social Security Number: